Exhibit 10.i


                                  EXHIBIT 10(i)

                           De Tomaso Industries, Inc.
                               Finprogetti S.p.A.
                                  Via Fieno, 8
                               20123 Milan, Italy



                                                                November 1, 1995


Sig. Francesco Pugno Vanoni



Dear Sig. Pugno Vanoni:

                  This letter shall confirm the agreements which have been reached between you ("Director") and De Tomaso Industries, Inc. (the "Company") as follows:

                  (1) For a period of 5 years beginning on November 1, 1995 you shall hold yourself available to serve as a member of the Board of Directors of the Company and, if requested, as a member of its Executive Committee. In any year in which you make yourself available to so serve, you shall be entitled to receive a salary at the rate of 80 million lira per annum. In any year in which you do not make yourself available to so serve for any reason, including your becoming disabled such that you would be unable to so serve, or if you are not requested to so serve for "Cause" as defined below, you shall not be entitled to receive such salary.

                  (2) In consideration of your agreement to make yourself available as provided in paragraph 1 above, the Company confirms that its Non-Qualified Stock Option Committee has granted to you on November 1, 1995 an option under the Company's 1995 Non-Qualified Stock Option Plan (the "Plan") to purchase 40,000 shares of Common Stock of the Company at an exercise price of $12.26 per share. Such options shall be exercisable to the extent of 8,000 options in the first year, 16,000 options in the second year, 24,000 options in the third year, 32,000 options in the fourth year and 40,000 options in the fifth year. If during such 5 year period i) you shall die, ii) you shall become disabled such that you are unable to serve on the Board of Directors, or iii) you are not elected to the Board of Directors for any reason, except for "Cause", then your option shall become fully exercisable and may thereafter be exercised for a limited permit of time, as provided in the Plan. If you are dismissed from the Board of Directors for "Cause" then all option rights shall terminate, as provided in the Plan.




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Sig. Francesco Pugno Vanoni                                    November 1, 1995




          (3) For purposes of this Agreement, the term "Cause" means (1) the willful and continuing neglect by Director of his duties or obligations hereunder (other than breaches of the covenants governed by clause (7) below); provided, however, that any such neglect shall constitute "Cause" hereunder only if such neglect remains uncured for a period of 30 days after written notice describing the same is given to the Director; and provided, further, that isolated, insubstantial or non-material neglect or failure shall not constitute Cause hereunder; (2) the willful refusal by Director to comply with the lawful instructions or directions of the party to whom Director reports hereunder, provided, however, that any such refusal shall constitute "Cause" hereunder only if such instructions or directions are in respect of matters which may be properly required of Director hereunder and only if such refusal continues for a period of more than 5 days after written notice describing same is given to the Director; (3) Director's conviction (which, through lapse of time or otherwise, is not subject to appeal) of any felony under the laws of any country or political subdivision thereof, involving theft, embezzlement or moral turpitude;
(4) Director's performance of any act which would constitute a crime or offense involving money or property of the Company or any of its subsidiaries, or would constitute a felony in the jurisdiction in which such act occurred, regardless of whether or not the Director is prosecuted; (5) any attempt by Director improperly to secure any personal profit in connection with the business of the Company or any of its subsidiaries, (6) chronic alcoholism or drug addiction; or
(7) (i) disclosure by the Director of any confidential information relating to the Company or any of its subsidiaries or any client, investor, corporate partner or joint venturer of the Company or any of its subsidiaries (such as, but not limited to, business affairs, proprietary technology, trade secrets, patented processes, research and development data, know-how, market studies and forecasts, competitive analyses, pricing policies, employee lists, personnel policies, the substance of agreements with customers, suppliers and others, marketing or dealership arrangements, servicing and training programs and arrangements, customer lists and any other documents embodying such confidential information) or, (iii) Director directly or indirectly engaging in or being affiliated with any business activity with or for any entity which provides services which are competitive with those provided by the Company or any of its subsidiary, to any customer, client or account of the Company or any subsidiary; provided such act continues uncured for 10 days after written notice of such breach is given by the Company to Director.

                    We look forward to a long and mutually beneficial relationship.

                                                    Very truly yours,

                                                    De TOMASO INDUSTRIES, INC.


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                                                 By:___________________________
                                                     Howard E. Chase, President
CONFIRMED AND AGREED:



________________________________________________
   Francesco Pugno Vanoni